Exhibit 107
Calculation of Filing Fee Tables

Form S-1
(Form Type)

Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(o)	92,000,000	$24.00	$2,208,000,000	.0000927	$204,682
Total Offering Amounts						$2,208,000,000		$204,682
Total Fees Previously Paid								$9,270
Total Fee Offsets
Net Fee Due								$195,412

(1)	Includes shares of our common stock subject to the underwriters’ option to purchase additional shares.